Exhibit 12

K&L GATES LLP

PRIVILEGED AND CONFIDENTIAL
April 24, 2015
JNL Series Trust
225 W. Wacker Drive, Suite 1200
Chicago, IL 60606

Curian Variable Series Trust
P.O. Box 30314
Lansing, MI 48909
Re:	Reorganization to Combine Series of separate Massachusetts Business Trusts
Ladies and Gentlemen:
JNL Series Trust, a Massachusetts business trust, and Curian Variable Series Trust, a Massachusetts business trust (each referred to as a "Trust" and being sometimes referred to herein as an "Investment Company"), on behalf of each of their segregated portfolios of assets ("series") listed on Schedule A attached hereto ("Schedule A"),1 have requested our opinion as to certain federal income tax consequences of each Acquiring Fund's proposed acquisition of the Acquired Fund listed on Schedule A opposite its name (each, a "corresponding Acquired Fund") pursuant to a Plan of Reorganization approved and adopted by each Trust's Board of Trustees (the "Board") at a meeting held on January 8, 2015 ("Plan").2  The Plan contemplates each Acquiring Fund's acquisition of all the assets of its corresponding Acquired Fund ("Assets") in exchange solely for shares in that Acquiring Fund ("Acquiring Fund Shares") and that Acquiring Fund's assumption of all liabilities of that Acquired Fund ("Liabilities"), followed by that Acquired Fund's distribution of those Acquiring Fund Shares pro rata to its shareholders in liquidation thereof (all the foregoing transactions involving each Acquiring Fund and its corresponding Acquired Fund being referred to herein collectively as a "Reorganization").
In rendering this opinion, we have examined (1) the Plan, (2) the Combined Proxy Statement and Prospectus dated February 19, 2015, regarding the Reorganizations that was

1 Each series listed under the heading "Acquired Fund" on Schedule A is referred to herein as an "Acquired Fund," each series listed under the heading "Acquiring Funds" thereon is referred to herein as an "Acquiring Fund," and each Acquired Fund and Acquiring Fund is sometimes referred to herein as a "Fund."
2 Each capitalized term that is not defined herein has the meaning ascribed thereto in the Plan.

JNL Series Trust
Curian Variable Series Trust
April 24, 2015

furnished in connection with the solicitation of voting instructions by the Board, on behalf of each Acquired Fund, for use at a special meeting of such Acquired Fund's shareholders that was held on April 2, 2015, (3) the related Information Statement dated February 19, 2015, regarding the Reorganizations that was furnished by Jackson National Life Insurance Company ("Jackson National") and Jackson National Life Insurance Company of New York (each, an "Insurance Company" and together, the "Insurance Companies") to owners of their variable life insurance policies or variable annuity contracts or certificates who, as of February 6, 2015, had net premiums or contributions allocated to the investment divisions of an Insurance Company's separate account or accounts that are invested in shares of an Acquired Fund ("Contractholders"), in connection with the solicitation of the Contractholders' voting instructions, and (4) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, "Documents").  We have assumed, for purposes hereof, the accuracy and completeness of the information contained in all the Documents.  As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties made in letters to us from each Trust (each, a "Representation").  We have assumed that any Representation made "to the knowledge and belief" (or similar qualification) of any person or party is, and as of immediately after the close of business (4:00 p.m., Eastern Time) on the date hereof ("Effective Time") will be, correct without that qualification.  We have also assumed that as to all matters for which a person or entity has represented that such person is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement.  Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganizations.
OPINION
Based solely on the facts set forth in the Documents and the assumptions described above, and conditioned on all the Representations' being true and complete at the Effective Time and each Reorganization's being consummated in accordance with the Plan (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), our opinion with respect to each Reorganization is as follows:
(1)
Acquiring Fund's acquisition of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities, followed by Acquired Fund's distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Acquired Fund Shares and in complete liquidation of Acquired Fund, will qualify as a "reorganization" (as defined in

JNL Series Trust
Curian Variable Series Trust
April 24, 2015

section 368(a)(1)3), and each Fund will be "a party to a reorganization" (within the meaning of section 368(b));

(2)
Acquired Fund will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities or on the subsequent distribution of those shares to the Acquired Fund's shareholders in exchange for their Acquired Fund shares;

(3)	Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities;
(4)
Acquiring Fund's basis in each Asset will be the same as Acquired Fund's basis therein immediately before the Reorganization, and Acquiring Fund's holding period for each Asset will include Acquired Fund's holding period therefor (except where Acquiring Fund's investment activities have the effect of reducing or eliminating an Asset's holding period);

(5)	An Acquired Fund shareholder will recognize no gain or loss on the exchange of all its Acquired Fund Shares solely for Acquiring Fund Shares pursuant to the Reorganization; and
(6)
An Acquired Fund shareholder's aggregate basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Acquired Fund shares it actually or constructively surrenders in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares will include, in each instance, its holding period for those Acquired Fund shares, provided the Acquired Fund shareholder holds those Acquired Fund shares as capital assets at the Effective Time.

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of each Reorganization on either Fund or any shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

3 "Section" references are to the Internal Revenue Code of 1986, as amended ("Code").

JNL Series Trust
Curian Variable Series Trust
April 24, 2015

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service ("Service") in existence on the date hereof.  All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification.  Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court.  Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.
Our opinion addresses only the specific federal income tax consequences of the Reorganizations set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganizations or any other action (including any taken in connection therewith).  Our opinion also applies only to the extent each Fund is solvent, and we express no opinion about the tax treatment of a Reorganization if either Fund is insolvent.  Finally, our opinion is solely for the addressees' information and use and may not be relied on for any purpose by any other person without our express written consent.
Very Truly Yours,

/s/K&L Gates LLP

K&L Gates LLP

SCHEDULE A
THE REORGANIZATIONS
Acquired Fund (each, a series of Curian Variable Series Trust)	Acquiring Fund (each, a series of JNL Series Trust)
Curian Guidance - Institutional Alt 65 Fund	JNL Institutional Alt 65 Fund
Curian/Aberdeen Latin America Fund	JNL/Lazard Emerging Markets Fund
Curian/Ashmore Emerging Markets Small Cap Equity Fund	JNL/Lazard Emerging Markets Fund
Curian/Baring International Fixed Income Fund	JNL/Franklin Templeton Global Multisector Bond Fund
Curian/CenterSquare International REIT Fund (formerly, Curian/Urdang International REIT Fund)	JNL/Invesco Global Real Estate Fund
Curian/Schroder Emerging Europe Fund	JNL/Lazard Emerging Markets Fund